Exhibit 10.33

LEHMAN BROTHERS BANK FSB.

921 North Orange Street
Wilmington, Delaware 19801

October 28, 2005

RKB Washington Propery Fund I L.P.

Presidents Park I LLC

Presidents Park II LLC

Presidents Park III LLC

1280 Maryland Avenue, S.W.

Washington, D.C.

20024

Re:          Property known as Presidents Park I, II, and III in Herndon, Virginia
(the “Property”)

Dear Mark Keller:

Lehman Brothers Bank, FSB hereby issues this commitment (the “Commitment”) to make, or cause an affiliate to make, a first mortgage loan on the Property described above (the “Loan”) to Presidents Park I LLC, Presidents Park II LLC and Presidents Park III LLC (collectively “Borrower”), each of which is, and shall at the time of the closing of the Loan be, a special purpose entity indirectly owned and controlled by RKB Washington Property Fund I L.P. (the “Sponsor”), or its successor in interest, on the terms and subject to the conditions described in this letter and the Mortgage Loan Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).  Borrower and Sponsor expressly acknowledge and agree that Lender’s obligation to make this Loan is subject to, among other things, Lender’s satisfactory completion of its due diligence as specified in the Term Sheet and such other matters as Lender shall determine.

If Borrower’s and Sponsor’s acceptance of this Commitment is not received by 5:00 pm, New York City time on November 2, 2005, this Commitment shall be of no further force and effect. This Commitment shall expire on January 24, 2006 (unless extended by the mutual agreement of Borrower, Sponsor and Lender, which agreement shall be in the sole discretion of the respective parties) by which time the Loan must have closed or this Commitment shall be of no further force and effect.

Borrower and Sponsor represent that (i) the proposed finance transaction described herein is not the subject of a commitment from another lender and (ii) no other party has a right of refusal or any other option which could cause the transaction contemplated herein not to be consummated.  Borrower and Sponsor represent and warrant to Lender that no broker(s), agent(s) or finder(s) retained or engaged by Borrower, Sponsor, or any affiliate thereof arranged for this Commitment or were otherwise involved in any manner in the financing or any aspect thereof.

This Commitment, together with the attachments hereto, and that certain letter agreement dated the date hereof between Sponsor, Borrower, Republic Properties Corporation, RKB Washington Property Fund I, L.P., Republic Property Trust and Lehman Brothers Inc. (the “IPO Letter”), contains the entire agreement between Borrower, Sponsor and Lender, and any other agreements shall be deemed to have merged herewith.  The Commitment is for the benefit only of the parties hereto and their respective affiliates and no third party shall have any interest herein or in the proceeds of the Loan.  This Commitment and the proceeds thereof are not assignable by Borrower or Sponsor to any other person, entity or corporation without Lender’s written consent; provided, however, that this Commitment may be assigned by Sponsor to Republic Property Trust (“RPT”), a Maryland real estate investment trust that has been formed to succeed to the assets and operations of Sponsor, in connection with the consummation of the initial public offering of common shares of RPT, or to Republic Property Limited Partnership (“RPLP”), provided that RPT is the sole general partner thereof and RPLP has succeeded to the assets and operations of the Sponsor, in which event the Assignee shall become the Sponsor.  The terms and provisions of this Commitment cannot be waived or modified except in writing and signed by Borrower, Sponsor and Lender.  Except for the immediate preceding paragraph and any provisions concerning fees and expenses, the terms of this Commitment shall not survive the closing of the Loan.  This Commitment may be executed in counterpart, each of which when executed and delivered shall be an original and together shall constitute one and the same instrument.  This Commitment shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Each party hereto hereby submits to the exclusive jurisdiction of the courts of the State of New York for any legal action or proceeding resulting from the transaction contemplated herein.  This Commitment has been negotiated, issued and accepted in New York City, New York.  Each party hereto hereby waives its right to a trial by jury.

Please indicate your acceptance of the matters set forth herein by signing in the place provided below and returning the executed Commitment, together with the executed IPO Letter,  to Steve Hentschel at Lehman Brothers, 399 Park Avenue, 8th Floor, New York, New York 10022 or via facsimile transmission to (646) 758-4460, and delivering the Application Deposit in the amount of $100,000.00 and a portion of the Origination Fee in the amount of $620,000.00 by wire transfer as provided in the Term Sheet prior to 5:00 PM New York City time on November 2, 2005.  Please contact Steve Hentschel at (212) 526-3762 if you have any further questions regarding this Commitment.

Very truly yours,

Lehman Brothers Bank FSB

By:	/s/ Ken Cohen
Name: Authorized Signatory

By its signature below, the undersigned hereby unconditionally accepts the Commitment in accordance with the terms and conditions set forth herein and further agrees that the Loan will be accepted by the undersigned upon the terms and conditions set forth herein.

Presidents Park I LLC

By:	/s/ Mark Keller
Name: Mark Keller
Title: President
Telephone:
Facsimile:

Presidents Park II LLC

By:	/s/ Mark Keller
Name: Mark Keller
Title:President
Telephone:
Facsimile:

Presidents Park III LLC

By:	/s/ Mark Keller
Name: Mark Keller
Title: President
Telephone:
Facsimile:

RKB Washington Property Fund I L.P., by RKB Washington Property Fund I LLC, its general partner

By:	/s/ Mark Keller
Name:
Title:
Telephone:
Facsimile:

Please provide us with the name, address and telephone number of your counsel in the space below:

Eleanor Zappone, Esquire (202-857-6273) (FAX: 202-857-6395)

Joseph M. Fries, Esquire (202-857-6156)

Arent Fox PLLC

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036

EXHIBIT A

Mortgage Loan Terms and Conditions

October 28, 2005

The general terms and conditions outlined below are not all inclusive or fully exhaustive.

Lender:	Lehman Brothers Bank, FSB, (“Lehman”) an affiliate or an entity engaged by Lehman to provide origination services.

Sponsor:	RKB Washington Property Fund I L.P.

Borrower:

Borrower shall be a special-purpose, bankruptcy-remote limited partnership or limited liability company or business trust whose sole business shall be the ownership and operation of the Property having at least one partner, member or beneficiary, as applicable, that shall be a special-purpose, bankruptcy-remote corporation with two independent board member(s), whose vote will be required in connection with the filing of a bankruptcy or similar action with respect to Borrower. Borrower shall deliver upon the funding of the Loan (the “Closing Date”) a bankruptcy non-consolidation opinion in form and substance satisfactory to Lender from independent counsel satisfactory to Lender.

Property:	The land and improvements including the office buildings known as Presidents Park I, Presidents Park II and Presidents Park III located in Herndon, VA.

Closing Date:	On or before January 23, 2006.

IPO:

Notwithstanding anything contained herein, in the event the Initial Public Offering of Republic Property Trust occurs prior to the closing of the Loan, Lender shall have no obligation to fund the Loan.

Principal Amount:

$124 million (the “Loan”)

The Loan will be subject to Lender’s due diligence, including but not limited to, satisfactory review of the tenant leases and estoppels and confirmation that the information provided to Lender is accurate in all material respects, including information relating to tenant reimbursements, lease termination rights and payments by tenants arising therefrom, other income and free rent.

Interest Rate:

The Interest Rate will be the sum of one-month LIBOR plus 3.00%.Interest shall be payable monthly, in arrears and calculated on the basis of actual days elapsed in a 360-day year. The Loan Documents shall contain customary provisions (a) protecting the Lender against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lender for “breakage costs” (“Breakage”) incurred in connection with, among other things, any prepayment on a day other than the last day of an interest period.

Interest Rate Cap:

At closing, Borrower shall purchase from a counterparty with an unqualified credit rating of “AA-” from Standard & Poor’s Ratings Group and “Aa3” from Moody’s Investors Service an interest rate cap with a notional amount equal to the Principal Amount and a LIBOR strike price equal to 5% for the remaining term of the Loan with payments and interest period calculations in accordance with the Loan documentation.

Term:	Maturity date of June 15, 2007

Amortization:	None

Origination Fee:

A total of 1.00% of the Principal Amount. A portion of the Origination Fee equal to $620,000 shall be paid at the time of the acceptance of the Commitment and shall be non-refundable, except  that in the event that the Loan does not close because Lender determines not to proceed with the Loan based on provisions set forth herein or imposes reserve requirements greater than the dollar amounts specified herein or Borrower is unable to fulfill any closing requirements of the Lender (whether or not set forth herein) for any reason that is not within the Borrower’s reasonable control, the portion of the Application Fee paid to Lender shall be returned to Borrower except to any portion thereof that is necessary to reimburse Lender for expenses reimbursable to Lender hereunder that have not been paid from the Application Deposit. In the event the Loan does not close, the paid portion of the Origination Fee may be credited against a future line of credit facility as set forth in the IPO Letter. The remaining portion of the Origination Fee shall be paid at closing of the Loan and only if the Loan closing occurs.in the event that the Loan does not close because Lender

Exit Fee:

1.00% of the Principal Amount payable at the earlier to occur of repayment or the maturity date; provided, however, there shall be no exit fee due in the event that Lender provides permanent takeout financing of the Loan

Prepayment:

The Loan may be prepaid at any time, provided that any prepayment shall be accompanied by the amount of interest that would have accrued on the principal amount of such prepayment through the end of the accrual period during which such prepayment is made, together with any Breakage

Cash Management:

All rents from the Property shall be deposited into an account controlled by Lender (the “Lockbox Account”) established by Borrower with a financial institution acceptable to Lender (the “Lockbox Bank”). The Lockbox Account shall be subject to a Cash Management Agreement among Lender, Borrower and the Lockbox Bank. The Cash Management Agreement shall provide, among other things, that all cash flow after payment of debt service and funding of the reserves set forth below shall be remitted to Borrower, provided no event of default shall have occurred and be continuing.

Capital Expenditure Reserve:

The Lender shall have the right to require a separate Capital Expenditure Reserve in an amount equal to 125% of the cost of the immediate and year-one deferred maintenance items, as identified in the engineering and environmental reports. This reserve shall be determined upon completion of due diligence.

On-going Capital Expenditures and replacement reserves, to be funded each month in an amount equal to the greater of 1/12 of$0.30 per square foot per year or as determined in the Engineering Report.

The Borrower shall receive interest on all funds in the Capital Expenditure Reserve.

Tax and Insurance Reserve:

The Borrower will be required to fund a Tax and Insurance Reserve each month in an amount equal to 1/12 of the estimated annual expense for taxes and insurance. Notwithstanding the foregoing, Borrower shall not be required to fund an Insurance Reserve, provided that Borrower, throughout the term of the Loan, delivers evidence reasonably satisfactory to Lender that all premiums then due have been paid under Borrower’s blanket insurance policy covering the Property.

The Borrower shall receive interest on all funds in the Tax and Insurance Reserve account.

Tenant Improvement and Leasing Commission Reserve:

The Borrower will be required to deposit $6,517,661 into a reserve to be used for future tenant improvements and leasing commissions at the Property. In addition, the Borrower will be required to deposit $4,247,235 into the Tenant Improvement and Leasing Commission Reserve for outstanding landlord obligations due to Network Solutions, as well as any other outstanding landlord obligations. Such amount deposited for outstanding landlord obligations shall be recalculated prior to closing, taking into account any amounts that may have been paid to such tenant prior to closing.

Debt Service Reserve:	Borrower will be required to deposit $3,850,000 into a reserve to be used to pay debt service in the event the net cash flow from the Property is insufficient to do so.The amount of the debt service reserve shall be subject to Lender’s due diligence. Funds on reserve in the Debt Service Reserve may be transferred to the Tenant Improvement and Leasing Commission Reserve in the event that the Property meets certain debt service coverage ratio and occupancy tests as outlined in the loan documents.

Other Reserves:

Lender reserves the right to require additional up-front and/or on going reserves, at Lenders discretion, pursuant to Lender’s due diligence and third party investigations, including but not limited to reserves for environmental remediation, free rent, rent abatements and/or prospective lease or space terminations, appropriations risk, and significant lease turnover. All tenant lease termination payments shall be reserved by Lender, unless otherwise specified in the Loan documents.

The Borrower shall receive interest on all funds in all the Reserve accounts.

Security:

The Loan shall be secured by (i) the cross-collateralized and cross-defaulted first mortgage/deed of trust and security agreement, or its equivalent on the fee simple estate(s) of Borrower in the Property; (ii) a first priority assignment of all leases and rents with respect to the Property and (iii) a first priority security interest in all personal property used in connection with the Property.

Additional Collateral:

At Lender’s election, Borrower shall, or shall cause Sponsor to, grant a security interest and assign and pledge to Lender, as additional security for the Loan, all excess cash flow derived from the properties owned by Sponsor, which properties are listed on Schedule B of this term sheet. The structure, terms and documentation of such security interest and pledge shall be mutually agreed to by Borrower and Lender.

Transfer of Property:

Neither the Property nor any direct or indirect interest in the Borrower may be transferred, directly or indirectly, unless (i) prior to a Secondary Market Transaction, Lender has approved such transfer or, after a Secondary Market Transaction the Rating Agencies have confirmed in writing that such a transfer will not result in the qualification, downgrade or withdrawal of the then-current rating assigned to certificates (the “Certificates”) issued in connection with a Secondary Market Transaction, (ii) the transferee meets certain minimum net worth, experience and similar requirements, which will be set forth in the Loan documentation and (iii) the transferee is a bankruptcy remote special purpose entity and a non-consolidation opinion acceptable to (a) prior to a Secondary Market Transaction, Lender or (b) after the Secondary Market Transaction, the Rating

Agencies, has been delivered, and (if applicable) (iv) either (a) the Mezzanine Lender shall have approved such transfer (including formation of a new Mezzanine Borrower acceptable to Mezzanine Lender and assumption of the Mezzanine Loan) or (b) the Mezzanine Loan shall have been paid in full. Notwithstanding the foregoing, indirect interests in the Borrower, or if a Mezzanine Loan has been created, only in the Mezzanine Borrower, may be transferred to Republic Property Trust or Republic Property Limited Partnership in the event of the Initial Public Offering of Republic Property Trust.

Subordinate Debt:

Except for (i) mezzanine financing provided by Lehman and (ii) any other subordinate debt expressly agreed to by Lender prior to closing, no subordinate financing will be permitted on the Property and no direct or indirect interest in Borrower (other than limited partner interest in Sponsor) may be additionally pledged or encumbered as collateral for any financing.

Insurance:

Borrower shall maintain liability and “all risk” property insurance coverage on the Property, with limits equal to the full replacement cost of the Property plus 24 months of business interruption coverage. The policies must be satisfactory to Lender and issued by insurers with a claims paying ability rated “A/A2” or better by Standard & Poor’s or Moody’s respectively. The Borrower will be required to maintain insurance for acts of terrorism or an insurance policy without terrorism exclusion, subject to a cap on cost to be mutually agreed upon.

Management:

The Property shall be managed by a manager approved by the Lender. Lender hereby approves Republic Properties Corporation and any affiliate of Republic Property Trust as a property manager. Lender shall have the right to cause Borrower to (i) terminate the management agreement and (ii) appoint a replacement manager satisfactory to Lender pursuant to an agreement in the form of the existing Management Agreement or otherwise, reasonably satisfactory to Lender in the event that (a) an event of default occurs under the Loan and all cure periods have expired or (b) a default by the property manager occurs under the management agreement and is continuing beyond any applicable notice and grace periods.

Recourse:

The Loan shall be non-recourse except for standard carve-outs including, but without limitation, environmental matters, intentional misrepresentation, misappropriation of funds (including proceeds paid under any insurance policies or condemnation proceedings, rents and security deposits), real estate taxes, fraud, intentional waste, unauthorized transfer, filing of bankruptcy, and any other of Lender’s customary carve-outs, all of which shall be recourse to Borrower and Sponsor; provided, however, that recourse liability shall not apply in the case of failure to pay real estate taxes if such failure results solely from a lack of available cash flow to make the required payment necessary to avoid recourse liability.

Reporting:

During the term of the Loan, the Borrower shall provide to the Lender annual audited (if available, otherwise certified by Borrower’s Chief Financial Officer that such statements fairly reflect Borrower’s financial condition)  financial statements on the Property within 90 days after the end of each calendar year, monthly unaudited financial statements and certified updated rent rolls within 60 days following the end of each quarter.

Loan Documentation/Due Diligence:

The closing of the Loan is conditioned upon finalization, execution and delivery of the Lender’s standard loan documents, which shall include, but not be limited to, a note, a mortgage or deed of trust, the assignments of rents, and an environmental and hazardous substance indemnification agreement.

Lender’s obligation to make the Loan to Borrower shall be subject to Lender’s review and approval of the items on Schedule A attached hereto. Notwithstanding the foregoing, all leases and agreements relating to the Property shall be satisfactory to Lender in all material respects.

Secondary Market Transactions:

Borrower understands that Lender may engage in a secondary market transaction by selling the Loan or selling participations in the Loan or securitizing the Loan (each, a “Secondary Market Transaction”). Sponsors and Borrower shall, among other things, provide Lender information reasonably necessary (including updated financial and operating statements) to facilitate the Secondary Market Transaction and to assist Lender in the preparation of a disclosure document for the Secondary Market Transaction. The costs and expenses incurred in connection with a Secondary Market Transaction (other than Borrower’s legal counsel) shall be paid by Lender.

Lender’s Right to Sell, Participate, or Assign Mortgage or Create Mezzanine Debt:

Lender will have the right, without the consent of Borrower, to sell, assign or participate the Loan, in whole or in part, including the right to split the Loan into two or more parts, notes or components, resulting in a first or second mortgage on the Property provided that the total aggregate debt and monthly debt service payments do not change. Lender shall bear any costs associated with such transfer, assignment or participation of the Loan. Further, Lender will also have the right to recast a portion of the Loan into one or more mezzanine loans, each of which shall be made to one or more newly formed bankruptcy remote single purpose entities that own 100% of the direct and indirect ownership interests in Borrower, and which will be secured by, among other things, a pledge of all of these ownership interests. In the event such recasting occurs prior to the Closing Date, all costs will be borne by Borrower. If such recasting occurs after the Closing Date, all expenses (other than Borrower’s legal counsel) of such recasting will be borne by Lender. Borrower agrees to cooperate with any such sale, securitization, assignment, participation, split, and/or in the creation of a mezzanine loan(s), including the restructuring of appropriate Loan documents to facilitate the same.

Costs and Expenses:

Sponsor shall cause Borrower to pay, whether or not the Loan closes, all third party  costs and expenses in connection with the Loan, including without limitation, the fees and disbursements of Lender’s counsel, appraisal costs, the costs of engineering and environmental reports, title insurance premiums, survey charges, mortgage taxes, recording charges, brokerage commissions and lockbox fees.

USA PATRIOT Act:

Lender is committed to complying with U.S. statutory and regulatory requirements designed to assist the federal government in combating money laundering and any activity which facilitates the funding of terrorist or criminal activities. The USA PATRIOT Act enhances the money laundering prevention requirements imposed on securities firms and other financial institutions. As part of our customer identification and verification procedures, Lender may ask Borrower and Sponsor to provide additional information as necessary to verify their identity and comply with these procedures. Until such additional information or documentation is provided, Lender may not be able to effect any transactions for the Borrower or the Sponsor.

Confidentiality:

This term sheet is being furnished to Borrower and Sponsor on a confidential basis and may not be disclosed to third parties without Lender’s prior written consent and may not be relied upon by any third parties, provided, however that Borrower and Sponsor shall be permitted to disclose the Commitment, including this term sheet, to its attorneys, accountants, direct and indirect constituent members, partners and shareholders and as required by law

Material Adverse Change:

The obligation of Lender to close and fund the Loan is subject to (i) there not occurring or becoming known to Lender any material adverse condition or material adverse change in or affecting the business, operations, Properties, financial or operating condition of the Borrower or Sponsor, (ii) Lender not becoming aware after the date hereof of any information or other matter affecting the Borrower(s) or Sponsor(s) which is inconsistent in a material and adverse manner with any such information or other matter disclosed to Lender prior to the date hereof, and (iii) there not having occurred an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war.

Application Deposit:

A $100,000.00 Application Deposit shall be due and payable by Borrower to Lender, upon Borrower’s execution of this application and as a condition precedent to the effectiveness thereof.

Lender’s Account for Wire Transfers:
Chase Manhattan Bank
New York, New York
ABA 021 000 021
Account Name: Lehman Brothers Bank FSB
Account Number: 066-614287

Miscellaneous:

Any commitment, as well as Loan transactions generally, shall be governed by the laws of the State of New York.

This term sheet is not intended to describe all of the terms and conditions of the proposed transaction described herein. It is intended only to be indicative of certain terms and conditions around which the loan documents will be structured, and not to preclude negotiations within the general scope of these terms and conditions.

SCHEDULE A

1.     A title insurance policy issued by a national title company reasonably acceptable to Lender showing indefeasible fee simple title to the Property vested in Borrower, insuring the first priority of the lien of the mortgage in an amount acceptable to Lender excepting from coverage thereunder only such matters as are approved by Lender and including such co-insurance and/or reinsurance as is required by Lender;

2.     MAI appraisal with respect to the Property prepared by a firm approved by Lender;

3.     Phase I survey and, if deemed necessary or appropriate by Lender Phase II surveys of the Property, from a firm approved by Lender;

4.     Seismic Study, if deemed necessary or appropriate by Lender, of the Property, from a firm approved by Lender;

5.     Structural engineering report from a firm approved by Lender, identifying, among other things, (a) deferred maintenance for the Property and the cost thereof and (b) a 12 year schedule of anticipated capital expenditures and the per annum cost thereof;

6.     Three year (or less for Borrower’s actual period of ownership of the property) historical operating statement for the Property (certified by a certified public accounting firm acceptable to Lender), trailing 12 month operating statement for the Property, re-forecasted operating budget for the Property for the year ending December 31, 2005 and operating and capital budget for the Property for the year ending December 31, 2006;

7.     Survey of the Property;

8.     Certificate of occupancy for the Property and reasonable evidence of compliance with all applicable zoning, building, environmental and other laws applicable to the Property.  Zoning letters or the like from applicable governmental authorities are acceptable for the purposes hereof;

9.     A copy of all leases and material contracts for the Property and appropriate estoppels relating thereto;

10.   Evidence that all utility services required for the Property are available and that the Property is subject to a separate tax assessment;

11.   Opinions of counsel and local counsel to Borrower and Sponsors in form and substance reasonably satisfactory to Lender (including, without limitation a substantive non-consolidation opinion);

12.   All organizational documents and evidence of authorization for the transaction of Borrower, Manager and such entities which control each of the foregoing as may be reasonably required by Lender and in form and substance reasonably satisfactory to Lender;

13.   Agreed upon procedures letter from a “Big Four” accounting firm, acceptable to Lender; and,

14.   Other information reasonably required by Lender.

SCHEDULE B

Property	Location	Square Footage

Campus at Dulles	Herndon, Virginia	349,839
Corporate Oaks	Herndon, Virginia	60,767
Corporate Pointe IV	Chantilly, Virginia	80,118
Lakeside I & II	Chantilly, Virnigia	173,218
Pender Business Park	Fairfax, Virginia	170,940
Willowwood Phase II	Washington, D.C	264,140